Exhibit 10.14

Registered Trademark License Agreement

Licensor: Hetong Guo (Party A)

Licensee: Beijing Anhui Wanxing Science & Technology Co., Ltd. (Party B)

In accordance with the relevant provisions of the Trademark Law of the People’s Republic of China (“PRC”) and the Implementing Rules of the Trademark Law of the PRC, Party A and Party B, after mutual friendly negotiation, agree to the license of certain registered trademarks of Party A, and executed the Registered Trademark License Agreement (this “Agreement”) on July 1, 2010 at the conference room of Beijing Anhui Wanxing Science & Technology Co., Ltd., the terms of which are as follows:

Article 1 Trademarks Licensed by Party A to Party B

Party A is the owner of the registered trademark “Lentuo” (the “Registered Trademark”), the registration number of which is 3316554, and the detailed information related to the Registered Trademark is as follows:

1.1 Name and Address of the Owner of the Registered Trademark

The owner of the Registered Trademark is Hetong Guo, whose address is 501, Unit 6 Building 1, Luxin Block, Tanzhesi Town, Mentougou District, Beijing.

1.2 the Registered Trademark

1.3 License of the Registered Trademark

1.3.1 Type of Services the Registered Trademark Licensed to be Used in

Party A agrees to license Party B to use the Registered Trademark in the type of services described under the Registered Trademark Certificate of the Registered Trademark, i.e. class 37, which shall include the motor vehicle maintenance and repair, car wash (small), service stations (vehicle), vehicle repair, vehicle maintenance, vehicle wash (cleaning), vehicle gas station.

1.3.2 Territory

Party A grants Party B a license to use the Registered Trademark in all the areas within the PRC.

1.3.3 Nature of the License

The license to use the Registered Trademark granted by Party A to Party B hereunder shall be exclusive.

Article 2 Term of License

The term of the license granted hereunder shall be from the date hereof to August 20, 2014.  Subject to the successful extension of the Registered Trademark, Party A and Party B may

enter into a separate Registered Trademark license contract if the parties agree to extend the term of license upon the expiration of this Agreement, and Party A shall agree without any condition to irrevocably grant Party B a license to use the Registered Trademark during the extended period.

Article 3 Royalties

Party A agrees to license Party B to use the Registered Trademark free of royalties.

Article 4 Filing of this Agreement with Competent Governmental Authority

Party A and Party B shall jointly conduct the formalities required for the filing of this Agreement with the competent governmental authority at the cost of Party B.  The filing of this Agreement shall not affect the effectiveness of this Agreement.

Article 5 Use of the Registered Trademark

Party B shall not change the words, figure or the combination of both of the Registered Trademark, and shall not use the Registered Trademark in any services other than those agreed by both parties.

Article 6 Sublicense of the Registered Trademark

Party A agrees that Party B may, at its sole discretion, sublicense the Registered Trademark to a third party within the term of this Agreement; provided that Party B shall inform Party A of such sublicense in writing.

Article 7 Warranty on Service Quality

In order to ensure that the quality of the relevant services of Party B meets Party A’s requirement, the parties shall jointly take the following measures:

1. Party A may supervise the services provided by Party B and inspect the services and quality of the services provided by Party B;

2. Party B shall deliver the standard or internal policy regarding the services to be provided by it to Party A for its review and consent;

3. Party A and Party B shall assume the liability to keep in confidence the information related to the production and operation of the parties.

Article 8 Extension of the Registered Trademark

Party A shall guarantee to conduct the formalities related to the extension of the Registered Trademark and any other formalities required to guarantee the validity of the Registered Trademark.

Article 9 Liability for Breach of Agreement

Party A or Party B shall compensate the other party for any losses or damages sustained by the other party resulted from any violation by Party A or Party B of its obligations hereunder.

Article 10 Dissolution and Termination

1. This Agreement may be terminate prior to the expiration of the term upon mutual agreement between Party A and Party B in writing.

2. Termination by Party A

During the term of this Agreement, Party A undertakes unconditionally and irrevocably that it may not terminate this Agreement at its sole discretion except that the services provided by Party B under the Registered Trademark fail to meet the required requirements, which materially affects the reputation of the Registered Trademark, and Party B fails to rectify after being warned by Party A.

3. If Party A assigns the Registered Trademark to a third party during the term of this Agreement, such assignment shall not affect the performance of this Agreement; provided that it shall require the prior written consent of Party B.  Party B shall be entitled to immediately terminate this Agreement if Party A’s ownership to the Registered Trademark is cancelled by the State Trademark Office due to reasons attributable to Party A.

4. Party A and Party B shall inform the State Trademark Office within one month following the termination of this Agreement.

Article 11 Governing Law and Dispute Resolution

The conclusion, performance and interpretation of this Agreement shall be governed by the PRC law.  Any dispute arising out of the performance of this Agreement shall first be resolved through friendly negotiation between the two parties.  If the parties fail to reach any agreement within one month following the occurrence of such dispute, either party may file a lawsuit to the competent court.

Article 12 Effectiveness

This Agreement shall come into effectiveness upon being executed by Party A and Party B and affixing of the corporate seals of each party.  This Agreement shall be executed in three counterparts, with each of Party A and Party B to hold one and one to be filed with the State Trademark Office.

Party A: Hetong Guo	Party B: Beijing Anhui Wanxing Science & Technology Co., Ltd.
Sign:
Signed by the legal representative:

Corporate Seal of Party B:

Appendix 1 Copy of the Trademark Registration Certificate

Schedule

Hetong Guo also entered into similar Registered Trademark License Agreements with Beijing Anhui Wanxing Science & Technology Co., Ltd. with respect to the use of the “Lentuo” trademark in other categories of goods and services (as so permitted under relevant trademark certificates).  Such agreements are substantially identical in all material respects to the one in this exhibit (except for the concerned categories of goods and services) and thus are omitted from this exhibit pursuant to Instruction 2 to Item 601 of Regulation S-K.  There is a Registered Trademark License Agreement for each of such categories of goods and services.

Set forth below is a list of such other categories of goods and services as to each of which there is a Registered Trademark License Agreement:

1.          Class 35, Registration Number 3316552 (organizing exhibitions for commercial or advertising purposes; hotel management; sales promotion services for others persons; import-export agencies; organizing trade fairs for commercial or advertising purposes; organizing trade fairs for commercial or advertising purposes; advertising agencies; advertising design; advertisement plan; and public relations)

2.          Class 36, Registration Number 3316551 (installment payment services)

3.          Class 39, Registration Number 3316553 (on road emergency assistance services; transportation brokerage services; emergency transportation services; vehicle rental services; coach rental services and chauffeuring services)